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Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
First Charter Corporation:

We consent to incorporation by reference in the registration statements of First Charter Corporation (the Corporation) on Forms S-3 (Nos. 333-60641 and 333-71495) and the registration statements on Forms S-8 (Nos. 333-43617, 333-54019, 333-54021, 333-54023, 333-60949, and 333-71497), of our report dated
January 18, 2000, relating to the consolidated balance sheets of Carolina First BancShares, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, included in the December 31, 1999 Annual Report on Form 10-K of Carolina First BancShares, Inc.

                                                      KPMG LLP


Charlotte, North Carolina
April 10, 2000